Exhibit 99.2

OPTICAL CABLE CORPORATION, #573489

March 10, 2004, 1:00 p.m. ET

Financial Relations Board

Chairperson: Marilyn Meek

Operator	Good afternoon, ladies and gentlemen, and welcome to the Optical Cable first quarter earnings 2004 conference call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during today’s conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Wednesday, March 10, 2004.

At this time I’d like to turn the conference over to Ms. Marilyn Meek with the Financial Relations Board. Please go ahead.

M. Meek	Thank you. Good morning, I guess I should say afternoon and thank you all for participating in Optical Cable Corporation’s first quarter of fiscal 2004 conference call. By this time everyone should have obtained a copy of the earnings release. However, if you haven’t, please call my office at Financial Relations Board at 212-445-8451 and we’ll fax or email a copy to you immediately.

On the call with us today is Neil Wilkin, Chairman of the Board, President and Chief Executive Officer of Optical Cable Corporation, as well as other members of senior management.

Before we begin I’d like to remind everyone this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including but not limited to those factors set forth in detail in the forward-looking statement section of yesterday’s press release. These cautionary statements apply to the contents of the internet webcast on www.fulldisclosure.com, as well as today’s call.

I’d like to now turn the call over to Neil Wilkin. Neil, please begin.

N. Wilkin	Thank you, Marilyn, and good afternoon. Joining me here today at Optical Cable Corporation’s offices are Luke Huybrechts, our Senior Vice President of Sales; Charlie Carson, our Senior Vice President of Marketing and Strategy; and Tracy Smith, our Chief Financial Officer.

As always, I’ll start with a few introductory remarks. We’ll briefly review some of the financial results for the first quarter of our 2004 fiscal year and finally we’ll answer as many of your questions as we can.

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I’ll preface my comments by reminding everyone that Optical Cable Corporation, like a number of companies does not provide specific earnings guidance.

Having said that, we continue to see signs that the premises and enterprise fiber optic cable markets are gaining some strength. However, until a more complete recovery is underway in those markets we believe these markets will only show annual growth percentages in the single digits during fiscal 2004.

Additionally, despite lower sales during the first quarter, we believe our market position is solid and improving relative to our competition. We also believe that there has been pent up demand due to lower IT expenditures in the past and as companies begin to spend for previously postponed capital projects, this could favorably affect our top line.

As announced in yesterday’s press release and in our proxy statement, effective as of the annual meeting of shareholders held yesterday, one member of our Audit Committee did not meet the new requirements for independence on the Securities and Exchange Act of 1934 as amended by the Sarbanes-Oxley Act of 2002 because this member performs some consulting services for us. As a result of this lack of independence, the member has resigned from the Audit Committee as planned.

The Audit Committee now consists of two members, both of whom satisfy the applicable requirements for independence of the NASDAQ stock market and the SEC.

NASDAQ requires that Audit Committees of NASDAQ national market listed companies consist of at least three members. As a result, we are not in compliance with the NASDAQ stock market rules. On March 5, 2004 we notified NASDAQ of our pending noncompliance and we have begun discussions with NASDAQ as to the length of time we will have to appoint a new independent member of the Board who will also serve as a third member to the Audit Committee.

At this time I believe we will appoint a new member of the Board and fill the newly created vacancy on the Audit Committee within the grace period NASDAQ is expected to allow.

And now the results for the first quarter. For the first quarter of fiscal 2004, we reported net income of $44,000, or 1 cent per share. This compares to a net loss of $152,000, or 2 cents per share for the same period last year.

Net sales for the first quarter of fiscal 2004 decreased 4.1% to $9.3 million from $9.7 million for the same period last year. As expected, net sales for

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the first quarter of fiscal year 2004 were also lower than the net sales of $11.3 million for the fourth quarter of fiscal year 2003 due to seasonality.

We continue to believe the pattern of net sales we experienced during fiscal year 2003 and the first quarter of 2004 are consistent with seasonality patterns experienced by the company prior to fiscal year 2001. Specifically, net sales historically were relatively lower in the first half of each fiscal year and relatively higher in the second half of each fiscal year. We think this trend may be partially due to the construction and budgetary cycles of our customers.

Looking back at fiscal year 2003, net sales increased sequentially from quarter-to-quarter, a pattern we expect to see repeated in fiscal year 2004. We believe the seasonality pattern was further pronounced during the first quarter of this year as a result of harsh weather conditions in the Eastern part of the United States during the quarter that may have delayed some purchases by customers.

In fact, multimode cable fiber volumes for the market declined approximately 6.8% in calendar Q4 2003, which obvious is through December, compared to the same period last year. Additionally, recent increases in our orders scheduled for later delivery appear to support our conclusion.

Gross profit as a percentage of net sales for the first quarter of 2004 was 39% compared to 35.9% for the same period in 2003. By comparison, the gross profit margin for the fourth quarter of 2003 was 37.4%. This increase in gross profit margin during the first quarter of 2004 was primarily attributable to the sale of inventory which had previously been estimated to have a lower net realizable value compared to its manufactured cost. We continue to make efforts to profitably dispose of any such inventory.

Please note that as I’ve stated on previous earnings calls, we expect gross margins to be in the 34% to 35% range over the longer term.

SG&A expenses, excluding shareholder litigation settlement expenses incurred during the first quarter of fiscal 2003, for the first quarter of fiscal 2004 increased 7.5% to $3.5 million from $3.3 million for the same period last year. The increase in SG&A expenses during the first quarter of fiscal year 2004 compared to the same period last year resulted from increases in compensation costs, partially resulting from new hires during fiscal year 2003 who were not in place for the entire first quarter of 2003, and expenses associated with vesting of a portion of the restricted stock awards we previously announced approved during the first quarter of 2004. These increases were partially offset by decreases in legal fees, excluding those fees related to shareholder litigation and bad debt expense.

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At this point Optical Cable Corporation has discontinued issuing stock options which until required by expected changes in accounting rules are generally not expensed by companies. Instead we have made the decision, like some others, to use restricted stock as an appropriate method to provide equity incentives to our senior managers.This equity compensation is expensed over the vesting period as more fully disclosed in our annual report and unlike stock options, reflects total compensation cost during the period in which such compensation costs are incurred.

We continue to carefully monitor all of our expenses including SG&A in order to keep costs down, but we are also working towards building a stronger company for the future. We have added and will continue to add as necessary appropriate personnel and resources that will permit us to increase sales and profitability over the long term, improving on our current infrastructure.

With respect to our bank debt, we are pleased to report that as of January 31, 2004 we continue to have no outstanding debt on our bank line of credit. Additionally, we have a cash balance of over $2.9 million. By comparison, at the end of our 2003 fiscal year, we had a cash balance of just over $2.3 million.

We are pleased that we are able to continue to operate profitably while others in our industry are not. We are also pleased that we appear to be gaining market position. However, we are not entirely satisfied with our overall financial results for the quarter. Your management team is committed to further increasing sales and profitability and while we will continue to monitor our expenses closely as I said previously, we will not sacrifice expenditures necessary to build our infrastructure ahead of significant market growth.

At this time, we’d be happy to answer questions. Marilynn, if you could please indicate or have the operator indicate the instructions for participants to call in their questions, I would appreciate it.

M. Meek	We are taking questions only from analysts and fund managers and in the interest of time, each person wishing to ask questions will be permitted to ask two questions initially. If there is additional time at the end of the call, we will take follow on questions. Jeff, if you would like to give the dial-ins instructions for the call, please.

Operator	Thank you, ma’am. Ladies and gentlemen, if you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, please press the star followed by the two. You will hear a 3-toned prompt acknowledging your selection and your

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questions will be polled in the order they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers.

The first question comes from Matthew Curtis. Please state your company name followed by your question.

M. Curtis	I’m with Kenny Securities. Hello, Neil, and everybody. Let me start with my first two questions then. The first one, your comments about backorder volume increasing in the most recent couple of months here. If we look at that as a deferment of future purchases, is it reasonable to assume that the sequential growth that we’ll see to next quarter might be greater than might be historically recognizable?

N. Wilkin	In answer to that question, I hope that that’s the case, but we don’t have enough information to provide final judgment on that. Normally our backorder or items where someone’s placed an order and they’ve deferred the shipment date, we’re always good actually at turning orders around quickly so we don’t have a situation where something’s ordered, but we’re capacity constrained. So when I refer to backorders I’m really referring to an instance where someone’s placed an order, we’re ready to make it, but they’ve said look we don’t need it shipped until next month or sometimes it’s even farther out than that.

Normally those backorder amounts if you look one month forward are insignificant, less than a million dollars and in many cases not much more than $500,000. In the last couple of months they’ve been much closer to $1 million dollars, for example in December and January. In February we’re close to $2 million. The same was true in November and that’s just for sales that are expected to be shipped in the next month or two.

So while we’ve seen that amount happening, so much of our sales in any quarter is also dependent on the day-to-day orders that we get. While this is a positive indication that we would hope second quarter will show greater growth than what we’ve seen previously, I just don’t have enough information at this point to conclude that that is clearly the case.

We are very comfortable with the fact that we are performing well relative to our competitors. There’s been losses in the quarter and on the calendar quarter basis the information that we receive about North American cable producers indicates that there was a significant seasonality drop, as I mentioned in my prior comments.

I can’t give you specific top line guidance for next quarter because one reason we don’t do it but actually what’s also the case is we don’t have a clear visibility as to exactly what it will be. We are working very diligently and

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have had some success in our market segment rollouts and are continuing to make the efforts necessary which we think will increase sales over the long term and have every indication that that will be the case.

Now I know that, Matthew, specifically when you’ve been doing some of your work on projecting top line growth for the year I think you were in the low double digit growth rate for the year is what you were forecasting. Everything that we’re hearing and what seems to be a consensus in the industry is that the growth rate is going to be in the single digits. I don’t know whether it’s in the middle single digits or the high single digits, but I would suspect that that would be the best indication of what we’re going to see this year. That said, as you all know and as I’ve stated many times before, our efforts are towards increasing our sales ahead of the market and we will continue to take steps that we believe will make that possible. That’s a long winded answer, but I hope that gives you a complete picture about that very important question.

M. Curtis	It does, thank you very much. For my second question let me ask you briefly about your inventories. They did go up, not by a very significant amount I would say, but they did go up a little bit. I’m wondering if this was more the result of some of this lower valued inventory being sold and being replaced by more currently priced inventory or if this is a build up of actual fiber meters in preparation for these backorders?

N. Wilkin	The way we manage our inventory is …let me back step for a second. Your question sort of assumes that we have older inventory that’s all of one product that we essentially get rid of and then replace and that’s not what’s happening with most of those inventory amounts. As you know, we offer a large number of SKUs and do a lot of custom work for people and so we have a standard list of inventory that we carry and people can order right off the shelf and a lot of these older inventory items are really to a large extent items that are less likely to fall into that category, so I wanted to point that out.

There’s no specific build up that we’re trying to make in anticipation of future sales increases, but there are a number of additional product types that our customers seem to be demanding more and we have made increases in those specific cable types and so I think that that’s the best way to answer that.

What I can also tell you and I think I’d mentioned this on last time’s call, we’re going to disclose it in the 10Q, but I can give you a sense of where our inventory levels are by inventory type, if you’d like.

M. Curtis	That would be great, if you would.

N. Wilkin	Finished goods are actually going to be slightly lower than what we had

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previously. It’s at $2.46 million; work in process is $1.56 million; raw materials is $2.83 million; and production supplies is under $100,000 and hasn’t really changed very much.

What also affects our inventories, Matthew, is depending on the stage of any particular project order at the end of the quarter we may have a situation where we have some product that’s unfinished and just waiting for completion and so sometimes we’ll have slight increases. I think overall the inventory increase from year end to the first quarter was less than 5%, something around 4.7% I believe.

M. Curtis	Okay, very good, Neil. That’s my first two, I’ll probably have some follow ups later, but thank you very much.

N. Wilkin	That’d be fine. Thank you.

Operator	Thank you. Our next question comes from Ron Gross. Please state your company name followed by your question.

R. Gross	My name is Ron Gross. I’m with Moloney Securities. Looks like a good quarter, Neil. A question for you. The first question, your cash continues to increase, do you have any specific plans for your positive cash flow?

N. Wilkin	We don’t at this point. And hi, Ron, it’s good to talk to you. We don’t have any specific plans for our cash at this point. Given the history of what the company went through, I’m very happy that we don’t have any debt. It’s also an uncertain time in the industry and I think that that’s an advantage to not have those issues. I do expect that we’ll continue to be cash flow positive and generate cash during the year. We haven’t made any specific plans about what to do with that cash.

We do have some capital improvements planned for this year and one thing that we will be doing is making some more significant investments in capital expenditures. We don’t have a specific number in mind, but you all will recall that we’ve talked about the new ERP system that’s planned. We’re also doing some equipment upgrades. We are working on improving our computer controls in the plant and while we still have significant excess capacity, we’re using the downtime in the industry to improve our manufacturing position.

We haven’t said specifically what our cap ex budget will be for the next year, but it would be safe to assume that it’ll be… I don’t know precisely the number at this point because it’s still subject to approval. But to give you some idea, last year I think our cap ex was about $500,000 and it wouldn’t surprise me if this year it’s about $1.5 million.

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Part of that cash will be used for those purposes, although the cash that we’ve been able to generate quarter-to-quarter would still put us in a positive cash position. And at some point we’ll have to decide what we’re going to do with those monies, whether it’ll be returned through stock repurchases and dividends, but at this point there’s no plans to do any of that.

R. Gross	Okay. My second question has to do with copper prices. They’ve increased significantly in the past year which has raised the cost of CAT 5 cabling. Do you feel that price increases for CAT 5 cabling to offset those increasing costs will lead to any incremental demand for fiber cabling?

N. Wilkin	It could and we’re hopeful that it will and certainly over the long term fiber is going to displace copper. The question that everyone in the industry continues to ask is when does that have a significant impact. The equipment that you use in the overall installed cost for fiber is still more expensive than copper and what a lot of companies have done is gone through an analysis and look at taking out the telecommunication clauses that they may have in different floors because with fiber you can run over longer distances.

Additionally, to the installed cost that you’re talking about, more and more companies are looking at what their projected bandwidth requirements are going to be and as application demands increase over time, there’s going to be a tendency to move towards fiber. I don’t think that those industry developments are going to have a significant effect on, for example, Q2, Q3, but overall it gives us a very strong positive outlook and those slow switch-overs from copper to fiber will be helpful.

As you know, Charlie’s here. I’ve said a couple of things. Did you want to add anything to that?

C. Carson	Not really, Neil, I think you’ve captured the essence there. It’s going to be a slow transition. There’s not going to be a silver bullet that transitions us to fiber overnight, for sure.

R. Gross	Okay, those were my two questions. I just have one more brief one and that has to do with in your prepared notes you mentioned less competition out there, there are fewer companies you’re competing with and that’s probably because of the downturn in the market. How significant is that?

N. Wilkin	I didn’t say that we had less competition. I felt that our position is strong relative to our competition. We don’t see a situation where we’re falling behind our competitors with respect to how we’re doing, not only in financial terms, but also in the way we perceive our position in the market.

What I actually expect to happen is that over the coming years there will be some increased competition, but Optical Cable Corporation because of its

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product offerings and unique value proposition is in a good position to do that.

I talked about also at the shareholders meeting by way of demonstrating that, I pointed to the KMI data that was published in January 2004 that shows that looking at multimode cable production, Optical Cable Corporation is the second largest company producing multimode fiber optic cable in the country domestically behind Corning. And so we feel that we are in a strong position to offer a lot to our customers as well as sustain a strong position in the industry long term.

R. Gross	I appreciate that. Thank you.

N. Wilkin	Let me add one thing real quick that I also mentioned at the shareholders meeting and that is that KMI data is not data that is gathered directly from the companies including Optical Cable. We don’t provide any data to KMI and so I’d caution you to recognize that that’s KMI’s best guess. But I’m not trying to confirm the numbers that KMI has in the report, but I would say that we feel comfortable that we have a significant position relative to our competitors in the industry.

R. Gross	Excellent. Thank you.

Operator	Thank you. Our next question comes from Kevin Wenck. Please state your company name followed by your question.

K. Wenck	Hi, Neil. Sorry I was on another call for a second. A couple of questions. Inventories went up 300K from the end of October. Given that you’ve been managing them down all through last year, I might have expected that they would have dropped maybe a little bit sequentially. But even on the 300K if you look at the revenue value of that, let’s say that’s 500K, is that possibly what you missed in the quarter from the harsh weather?

N. Wilkin	It’s possible, but our backorders would indicate that there were some orders that were deferred that we actually thought would end up in January and didn’t and it’s about equal to that amount. But I don’t know if I could really confirm that those amounts are made up in the inventory. There’s a couple of orders that we had in February. Hold on for just one second because I’m checking my information.

Kevin, I would caution you that I was talking about the top line and we did have some amounts that ended up in February that we expected in January. But what I want to direct you back to the comments that I made to Matthew before that I still don’t know where the top line’s going to come out in Q2. And then what I’d also say, which is what I previously had stated, I really don’t want to link that increase in inventory specifically to those orders and I

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don’t have precise enough information to provide that link.

It’s consistent with what you’re observing, but I can’t confirm that that’s precisely those inventory items or that those were the orders that were in hand at the time. Do you follow what I’m saying?

K. Wenck	Yeah, I do and I know stuff can move around during a quarter, but I thank you for your additional comments on that. The next question is inventories that had previously been written down to some extent. In terms of the total revenue value, I’m not asking you what you were possibly selling them for during the quarter, but in terms of the total revenue contribution to the quarter, what would be a rough number on that so we can get some kind of a sense of how much they may have contributed to gross margins to the quarter?

N. Wilkin	From a revenue standpoint it was over $100,000. I’d prefer not to give any more information than that. We are very careful about making sure that when we value our inventory net realizable value, it’s what we believe to be the most appropriate value. What we’ve guarded against is writing off inventory that in future quarters might end up contributing significant revenue to the top line which could be considered a distortion of future results and balancing that against the likelihood that we write off inventory in future periods and distort results on the other side of the equation by not having appropriately written things off quick enough.

K. Wenck	Okay, that’s actually helpful. I think that’ll let all of us know that it really wasn’t that significant a factor to the quarter’s revenues and so I think that’s pretty helpful.

N. Wilkin	Overall that’s not a significant portion of our sales in any quarter, but given it can make a difference between if you’re looking at small changes in our top line, it can make a difference there. We work very hard to make sure that we’ve used the best judgment that we can to determine what the true net realizable value of that inventory is at the end of each quarter. We’re very careful about that calculation.

K. Wenck	Something I’ve lost track of unfortunately is your sales to distributors. Are they recorded on a shipment to the distributor basis with then appropriate reserves or are they recorded on a sales out from the distributor?

N. Wilkin	Whenever we sell it to the distributor and it’s sent to them it’s recorded as a sale on our books.

K. Wenck	Okay, then a follow up to that is versus Q1 a year ago, how much did distribution account for sales in the current or in the Q1 you just reported?

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N. Wilkin	We haven’t been including that information any more, but what I can tell you is I haven’t seen a change in that so there’s no significant fluctuation resulting from that effect or any change in sales to distributors is point number one. And then point number two is we make every effort to sell through distribution and that’s quite important in our industry. Distributors add value to us by bringing together various requirements from their customers by consulting with customers and having our products spec’ed in. We work with our distributors by hopefully directing them to customers that could benefit from their consultations and advice and other services they provide. So it’s a very important relationship that we cultivate.

If someone were to come to us, for example, and say I’d like to buy some OCC cable, we get a call in, our first question is who are you working with as a distributor. If they say no one, unless it’s an OEM account, then we refer them to a number of distributors we work with and that’s our normal operating procedure.

K. Wenck	But in any case it sounds like there wasn’t any instances of distributors just working down their own inventories during the quarter and affecting your sales at all?

N. Wilkin	No, I think that the distributors have been very good early on during the last year or year and a half in minimizing their inventory and managing that extremely aggressively and Optical Cable has been particularly good at not loading up distributors with inventory that’s excessive.

K. Wenck	One final question.

N. Wilkin	If I could just add one thing to that, Kevin, because it’s an important point and also gives you insight into how I look at things. When we call on a distributor, we don’t talk about what can we sell you as far as an inventory package. We talk about what’s the inventory we need in your in-house to maximize the return that they can receive and the sales that we can receive over the long term and that’s how we approach those.

I don’t think that everyone does. I think a lot of other folks are more focused on selling inventory packages. We view the relationship we have with distributors as key to our success and symbiotic and we work closely with them to try to increase their business as well as our own.

K. Wenck	Okay, that’s very helpful. The one final question is on SG&A from looking at what the number was and hearing some of your comments on it I feel like this, I’m sorry to put it this way, but this may be the first quarter where you weren’t affected one way or the other by charges boosting it or some credit helping it out. Is that a fair statement?

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N. Wilkin	Yes, that is.

K. Wenck	Okay. Thanks for you help. Good luck.

N. Wilkin	Thank you.

Operator	Our next question is a follow up question from Matthew Curtis. Please go ahead.

M. Curtis	Alright, Neil, just a couple of quick others then. Your accounts receivable dropped a pretty good amount this quarter and I noticed in your press release you’d also mentioned that bad debt expense decreased as well. Was there a specific vendor payment that was realized that you weren’t necessarily sure was coming or was there a specific event that led to that?

N. Wilkin	I’m going to have Tracy talk to you about that.

T. Smith	Hi, Matthew. Actually the decrease in accounts receivable is not related to specific realization of a previously existing accounts receivable, but more related to the fact that the sales were down for the quarter compared to the fourth quarter and therefore the accounts receivable adjust accordingly somewhat due to the timing. Does that answer your question?

M. Curtis	Yes, it does. And then if you would, Neil, I know you commented, you and Charlie commented a little while ago just about copper cable. I’m wondering if you guys have any insight into what the upcoming WiMAX deployment and what kind of effect WiFi deployments are having in the LAN premise market in terms of wiring overall?

N. Wilkin	I’ll make a brief comment and then I’ll have Charlie follow up with some additional comments. Those sorts of wireless opportunities, WiFi and also the WiMAX the standard that’s coming out, is we see those as opportunities because in each of those communication points fiber is generally used up until the point where it becomes wireless.

What I’d also say, and then Charlie can give you a little bit more information, but what I’d also say is that as application bandwidth increases, wireless doesn’t have enough space at least at this point to accommodate what we anticipate to be further and further increases in bandwidth requirements. Charlie, do you want to ad anything?

C. Carson	Just a brief comment, Neil. The wireless probably does a great deal to increase the demand for fiber. What it’s doing in effect is creating new applications and new bandwidth that wouldn’t have been there in the first place so from that perspective, it is welcome in the marketplace because it really helps us all in the long run.

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M. Curtis	Okay, very good. Could you elaborate, Neil, maybe just give us a little insight into what it is that you’re seeing that makes you optimistic that we’ll see a similar pattern of sequential quarterly growth as to what we saw last year?

N. Wilkin	A couple of things. One is we are aggressively looking at new markets where our products have been successful in the past and have refined our strategies with respect to the specific market segments and we are seeing increased interest at different trade shows in those market segments. We’ve talked about mining previously and the industrial markets previously. So that makes me optimistic over the long run.

In addition, I don’t see the market weakening and first quarter being down slightly was more of a surprise given the activity we’re seeing in the marketplace.

M. Curtis	Okay. Versus last quarter, I know you don’t want to...

N. Wilkin	What I’d also add is remember that we do have these seasonality effects through the second quarter and we talk in terms of the first half of the year being lower than the second half and so there’s nothing that I see at this point that would change the pattern that we saw last year relative to quarter-over-quarter sequential growth.

M. Curtis	Okay. I know you don’t want to break this out by numbers any more, but could you tell us kind of in vectors versus last quarter in terms of pricing and fiber meters shipped, was it greater this quarter or lower this quarter, about even?

N. Wilkin	Fiber meters shipped this quarter, I don’t have those numbers precisely in front of me. We’re looking to see if we have them in the room. But they were down versus last fourth quarter and we haven’t seen significant price changes recently. Pricing’s fairly stable, Charlie’s confirming that.

M. Curtis	Okay. Over the last two quarters both DSOs and inventory turns seemed to have stabilized a little bit. Would it be reasonable to expect that to continue over the near term?

N. Wilkin	I would say yes. Tracy, do you want to...

T. Smith	I would agree with that.

N. Wilkin	The only thing that I’d also say is because we have such a strong balance sheet, Matthew, as long as our inventory is saleable we’re very focused on making sure we have what’s needed to gain the sales from our customers.

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The technology bust that occurred some time ago now doesn’t really influence our inventory situation significantly anymore so we’re more focused on making sure that we have the right amount of inventory. We’re not continually trying to decrease our inventory in order to improve our balance sheet.

At this point I’d much rather have the sale even if we increase inventories slightly. While the statement that Tracy made is correct, in our senior staff meetings when we’ve discussed these issues, we’ve talked about increasing inventory slightly as customer needs demand that without trying to add significant inventory unnecessarily.

M. Curtis	Okay, very good. And then just finally, I know you made some previous comments here about the market and your position. Would you mind breaking out for us what kind of estimate you’re using as far as the addressable market size and what your share might be?

N. Wilkin	We’ve never provided that information because none of our competitors do. If you can get them to provide it, I’ll provide ours.

M. Curtis	Fair enough. Thank you very much, Neil.

N. Wilkin	Thanks, Matthew.

Operator	Our next question is a follow up question from Ron Gross. Please go ahead.

R. Gross	Neil, this is a follow up question. Have you guys seen any kind of move on that RFP from the RBOC and/or the GigB stuff from the Department of Defense?

N. Wilkin	No, particularly with the RBOC situation those are competitive bids in a market segment that we haven’t traditionally participated in heavily and the pricing was such a factor for the companies that did participate in that. So while we may see some incidental benefits, that’s not a significant factor for what’s going to affect our sales going forward.

The GigB project for the military is really in between the bases project and outside the plant cable generally. There may be opportunities that we’re seeing, but it’s hard for us to distinguish them from other opportunities in markets we’re calling on anyway and so we haven’t seen any significant change because of that.

Charlie, do you want to comment on either of those?

C. Carson	No, I think that’s precisely correct especially with regard to the GigB because in a lot of cases we will participate just because we’re linking into it.

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N. Wilkin	Does that help, Ron?

R. Gross	Yeah, I think so. You guys are seeing those source suppliers as some of the military side. I assume there will be some support there for you guys?

N. Wilkin	Yes, and that’s a market that we’ve had a lot of success with in the past and continue to target aggressively.

R. Gross	Good, alright. That’s it. Congratulations, good luck.

N. Wilkin Operator	Thank you. At this time we have no further questions. I’d like to turn the conference back over for any concluding comments.

N. Wilkin	I just want to thank everyone for participating in the conference call for our first quarter 2004. I appreciate your questions and our management team continues to work very hard and aggressively towards ensuring that your stock performs and we’ll continue to do that. Thank you for your time.

Operator	Thank you. Ladies and gentlemen, this concludes the Optical Cable first quarter earnings 2004 conference call. If you would like to listen to the replay of today’s conference, please dial 1-800-405-2236 and you will need to enter the passcode of 573489 followed by the pound sign. At this time you may now disconnect.

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